Exhibit 4.6 DESCRIPTION OF SECURITIES General The following description of the capital stock of Bakkt Holdings, Inc., a Delaware corporation (the “Company”) is a summary of the rights of the Company’s securities and certain provisions of the Company’s certificate of incorporation (the “Certificate of Incorporation”) and bylaws (the “By-Laws”). This summary does not purport to be complete and is qualified in its entirety by the provisions of the Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.6 is a part. Authorized Stock The authorized capital stock of the Company consists of 1,001,000,000 shares of capital stock, $0.0001 par value per share, of which: • 750,000,000 shares are designated as Class A common stock (the “Class A Common Stock”); • 250,000,000 shares are designated as Class V common stock (the “Class V Common Stock”); and • 1,000,000 shares are designated as Preferred Stock (the “Preferred Stock” and together with the Class A Common Stock and Class V Common Stock, the “Shares”). Each outstanding share of Class V Common Stock is paired with, and inseparable from, one common unit of Bakkt Opco Holdings, LLC, a Delaware limited liability company (“Opco”) (“Opco Common Unit”) (representing a limited liability company interest in Opco), and together they form one paired interest (“Paired Interest”). No Opco Common Unit may exist without the corresponding share of Class V Common Stock (and no Class V Common Stock shall exist other than in conjunction with an Opco Common Unit), which together comprise the Paired Interests. Common Stock The Certificate of Incorporation authorizes two classes of common stock: Class A Common Stock and Class V Common Stock. The rights of holders of Class A Common Stock and Class V Common Stock are identical, except as set forth below. Dividend Rights Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of shares of Class A Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company’s board of directors (the “Board”) out of funds legally available for such purposes. Shares of Class V Common Stock are not entitled to dividends declared by the Board. However, holders of shares Class V Common Stock are entitled to pro rata distributions by virtue of holding Opco Common Units paired with such shares of Class V Common Stock. Voting Rights Except as set forth in that certain Voting Agreement, dated October 15, 2021, by and between the Company and Intercontinental Exchange Holdings, Inc., a Delaware corporation, each holder of Class A Common Stock and Class V Common Stock is entitled to one vote for each share of Class A Common Stock and each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class A Common Stock and Class V Common Stock do not have

- 2 - cumulative voting rights in the election of directors. Holders of Class V Common Stock will vote together with holders of the Class A Common Stock as a single class on all matters presented to the Company’s stockholders for their vote or approval, other than as required by the Delaware General Corporation Law (“DGCL”). Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Liquidation Rights In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, holders of Class A Common Stock will be entitled to share ratably in all assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of Preferred Stock or any class or series of stock having a preference over the Class A Common Stock, then outstanding, if any. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, holders of Class V Common Stock are not entitled to receive any assets of the Company; however, by virtue of holding Opco Common Units, such holders are entitled to share ratably in all assets of Opco remaining after payment of Opco’s debts and other liabilities. Fully Paid and Nonassessable All shares of Class A Common Stock and Class V Common Stock are fully paid and non-assessable. No Preemptive, Conversion or Similar Rights The holders of Class A Common Stock and Class V Common Stock have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A Common Stock or the Class V Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock and Class V Common Stock will be subject to those of holders of any shares of the Preferred Stock the Company may issue in the future. Issuance and Retirement of Class V Common Stock Outstanding shares of Class V Common Stock will be retired upon the surrender to the Company of Paired Interests in exchange for shares of Class A Common Stock or a cash amount, as specified in that certain Exchange Agreement, dated October 15, 2021, by and among the Company, Opco and Opco equity holders. The Company will not issue additional shares of Class V Common Stock other than in connection with the valid issuance or transfer of paired Opco Common Units, in accordance with Opco’s Third Amended and Restated LLC Agreement. Preferred Stock The Certificate of Incorporation authorizes the Board to establish one or more series of Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Preferred Stock are available for issuance without further action by holders of any class of common stock. The Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of Preferred Stock

- 3 - may adversely affect holders of shares of common stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock and the Class V Common Stock or subordinating the liquidation rights of the Class A Common Stock. Warrants As a result of the Company’s deregistration under the Cayman Islands Companies Law (2020 Revision) and a domestication under Section 388 of the DGCL, pursuant to which the Company’s jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware, the Warrants, which were previously exercisable for Class A ordinary shares of the Company, par value $0.0001 per share (“Class A Ordinary Shares”), became warrants to purchase shares of Class A Common Stock. Each Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to that certain Warrant Agreement, dated September 22, 2020, by and between the Company and the warrant agent named therein (as may be amended from time to time, the “Warrant Agreement”), a holder of Warrants (“Warrant Holder”) may exercise its Warrants only for a whole number of shares. This means that only an even number of Warrants may be exercised at any given time by a holder of Warrants. However, except as set forth below, no Warrants are exercisable for cash unless the Company has an effective and current registration statement covering the Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such. Notwithstanding the foregoing, during any period when the Company fails to maintain an effective registration statement, Warrant Holders may exercise Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, Warrant Holders will not be able to exercise their Warrants on a cashless basis. To the extent they are not redeemed or liquidated earlier, the Warrants will expire at 5:00 p.m., Eastern Time on October 15, 2026. If the shares of Class A Common Stock are, at the time of any exercise of a Warrant, not listed on a national securities exchange such that they satisfy the definition of “covered securities” under the Securities Act, the Company may, at its option, require holders of Warrants who exercise Warrants to exercise such Warrants on a “cashless basis” and (i) in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Warrants, or (ii) if the Company does not so elect, the Company must use its best efforts to register or qualify for sale the shares of Class A Common Stock issuable upon exercise of the Warrants under the blue sky laws of the state of residence of the exercising Warrant holder to the extent an exemption is not available. If the Company requires the “cashless” exercise of Warrants, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the shares of Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. Whether the Company will exercise its option to require all holders to exercise their Warrants on a “cashless basis” will depend on a variety of factors including the price of the shares of Class A Common Stock at the time the Warrants are called for redemption, the Company’s cash needs at such time and concerns regarding dilutive share issuances. Redemption for Cash The Company may call the Warrants for redemption, in whole and not in part, at a price of $0.01 per Warrant:

- at any time while the Warrants are exercisable;
- upon not less than 30 days' prior written notice of redemption to each holder of Warrants;
- if and only if, the reported last sale price of the shares of the Class A Common Stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to holders of Warrant; and
- if and only if, there is a current registration statement in effect with respect to the Class A Common Stock underlying such Warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

Redemption for Shares

The Company may call the Warrants redemption of shares of Class A Common Stock, in whole and not in part, at a price of $0.10 per Warrant:

- at any time while the Warrants are exercisable;
- upon not less than 30 days' prior written notice of redemption to each Warrant Holder; provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the "fair market value" (as defined below) of the Class A Common Stock except as otherwise described below;
- the reported last sale price of the shares of the Class A Common Stock equals or exceeds $10.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to Warrant Holders; and
- there is a current registration statement in effect with respect to the Class A Common Stock underlying the Warrants at the redemption date and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

Beginning on the date the notice of redemption for shares of Class A Common Stock is given and until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a Warrant holder will receive upon such cashless exercise in connection with a redemption by the Company pursuant to this redemption feature, based on the "fair market value" of shares of the Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined for these purposes based on the volume-weighted average price of the shares of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the Warrant holders, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. The Company will provide Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

	Redemption Fair Market Value of Shares of Class A Common Stock (period to expiration of Warrants)								
Redemption Date	≤ $10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥ $18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361

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51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of shares of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of the shares of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with

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- 6 - this redemption feature, exercise their Warrants for 0.298 shares of Class A Common Stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by the Company pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock. The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant. The redemption criteria for the Warrants have been established at a price that is intended to provide Warrant Holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the Warrant exercise price so that if the share price declines as a result of a redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants. Except as described above, no Warrants will be exercisable, and the Company will not be obligated to issue shares of Class A Common Stock unless at the time a holder seeks to exercise such Warrant, a prospectus relating to the Class A Common Stock issuable upon exercise of the Warrants is current and the shares of Class A Common Stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the Warrant Agreement, the Company has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the Class A Common Stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, the Company cannot assure you that it will be able to do so and, if it does not maintain a current prospectus relating to the Class A Common Stock issuable upon exercise of the Warrants, holders will be unable to exercise their Warrants and the Company will not be required to settle any such Warrant. If the prospectus relating to the Class A Common Stock issuable upon the exercise of the Warrants is not current or if the Class A Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, the Company will not be required to net cash settle or cash settle the Warrant exercise, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless. Holders of Warrants may elect, at their sole option and discretion, to be subject to a restriction on the exercise of their Warrants such that an electing holder of Warrants (and his, her or its affiliates) would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Class A Common Stock outstanding. Notwithstanding the foregoing, any person who acquires a Warrant with the purpose or effect of changing or influencing the control of the Company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying Class A Common Stock and not be able to take advantage of this provision. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share dividend payable in shares of Class A Common Stock, or by a split up of the shares of Class A Common Stock or other similar event), the Company will, upon exercise, round up or down to the nearest whole number the number of Class A Common Stock to be issued to the holder of the Warrant. Anti-Dilution Adjustments

- 7 - The exercise price and number of shares of Class A Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of shares of Class A Common Stock at a price below their respective exercise prices. The Company is also permitted, in its sole discretion, to lower the exercise price (but not below the par value of a share of Class A Common Stock) at any time prior to the expiration date for a period of not less than 15 business days; provided, however, that the Company provides at least 5 days’ prior written notice of such reduction to registered holders of the Warrants and that any such reduction will be applied consistently to all of the Warrants. Any such reduction in the exercise price will comply with any applicable regulations under the U.S. federal securities laws, including Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally and Rule 13e-4(f)(1)(i) specifically. Anti-Takeover Effects of the Certificate of Incorporation, the By-Laws and Certain Provisions of Delaware Law The Certificate of Incorporation, the By-Laws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A Common Stock. The Certificate of Incorporation provides that any action required or permitted to be taken by the Company’s stockholders must be effected at a duly called annual or extraordinary general meeting of such stockholders and may not be effected by any consent in writing by such holders except that any action required or permitted to be taken by holders of Class V Common Stock, voting separately as a class, or, to the extent expressly permitted to do so by the certificate of designation relating to one or more series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, are signed by holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered to the Company in the manner forth in Section 228 of the DGCL. Authorized but Unissued Capital Stock Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange (“NYSE”), which would apply if and so long as the Class A Common Stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest

- 8 - or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices. Election of Directors and Vacancies The Certificate of Incorporation provides that the Board will determine the number of directors who will serve on the Board. The exact number of directors is fixed from time to time by a majority of the Board. The Board is divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the closing of the business combination (the “Closing”). Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on the Board. In addition, the Certificate of Incorporation provides that any vacancy on the Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to the provisions of that certain Stockholders Agreement, dated as of October 15, 2021, by and among the Company, Opco equity holders and VPC Impact Acquisition Holdings Sponsor, LLC (the “Stockholders Agreement”), and any rights of holders of Preferred Stock. Business Combinations The Company has elected not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Certificate of Incorporation provides that the Company will not engage in any “business combinations” (as defined in the Certificate of Incorporation), at any point in time at which the Company’s securities are registered under Section 12(b) or 12(g) of the Exchange Act, with any “interested stockholder” (as defined in the Certificate of Incorporation) for a three-year period after the time that such person became an interested stockholder unless: • prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; • upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or • at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Company which is not owned by the interested stockholder. Under the Certificate of Incorporation, a “business combination” is defined to generally include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The Certificate of Incorporation expressly excludes certain of the Company’s stockholders with whom the Company will enter into the Stockholders Agreement, certain of their

- 9 - respective direct or indirect transferees, and their respective successors and affiliates from the definition of “interested stockholder” irrespective of the percentage ownership of the total voting power beneficially owned by them. Under certain circumstances, such provisions in the Certificate of Incorporation make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, such provisions in the Certificate of Incorporation could have an anti-takeover effect with respect to certain transactions which the Board does not approve in advance. Such provisions may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests. Quorum The By-Laws provide that at any meeting of the Board, a majority of the total number of directors then in office constitutes a quorum for the transaction of business. Additionally, the By-Laws provide that holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business No Cumulative Voting Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting. General Stockholder Meetings The Certificate of Incorporation provides that special meetings of stockholders may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer. Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals The By-Laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. For any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of the stockholders of the Company, the date of the preceding annual meeting will be deemed to be May 15, 2021). The By-Laws allow the Board to adopt rules and regulations for the conduct of a meeting of the stockholders as it deems appropriate, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company. Supermajority Provisions

- 10 - The Certificate of Incorporation and the By-Laws provide that the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the By-Laws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation and subject to the rights of the parties to the Stockholders Agreement. The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. The Certificate of Incorporation provides that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of holders of at least 66 2/3% in voting power all the then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class: • the provision regarding the Board being authorized to amend the By-Laws without a stockholder vote; • the provisions providing for a classified Board (the election and term of directors); • the provisions regarding filling vacancies on the Board and newly created directorships; • the provisions regarding resignation and removal of directors; • the provisions regarding calling special meetings of stockholders; • the provisions regarding stockholder action by written consent; • the provisions eliminating monetary damages for breaches of fiduciary duty by a director; • the provisions regarding the election not to be governed by Section 203 of the DGCL; • the provisions regarding competition and corporate opportunities; • the provisions regarding competition and corporate opportunities; • the provisions regarding exclusivity of forum; and • the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote. These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company’s Shares and, as a consequence, may inhibit fluctuations in the market price of the Company’s Shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management. Exclusive Forum The Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim against the Company or any director or officer of the Company (i) arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the By-Laws or (ii) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the By-Laws or any of their

- 11 - provisions, (e) any action asserting a claim against the Company or any current or former director, officer, employee, stockholder or agent of the Company governed by the internal affairs doctrine of the law of the State of Delaware, or (f) any action asserting an “internal corporate claim” as defined in Section 115 of the DGCL. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the forum provisions in the Certificate of Incorporation. However, it is possible that a court could find the Company’s forum selection provisions to be inapplicable or unenforceable. Although the Company believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Company’s directors and officers. Listing The Class A Common Stock and Warrants are listed on the NYSE under the symbols “BKKT” and “BKKT WS,” respectively. The Class V Common Stock is not listed on any securities exchange.